Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1/A of Roka Bioscience, Inc. of our report dated March 27, 2014 except for the effects of the reverse stock split discussed in Note 2 to the consolidated financial statements, as to which the date is July 3, 2014 relating to the financial statements of Roka Bioscience, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Florham Park, NJ

July 3, 2014